                                                                      EXHIBIT 11

                        OCTEL COMMUNICATIONS CORPORATION

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS - UNAUDITED)

                                                 Three Months Ended                Six Months Ended
                                               ------------------------        ------------------------
                                               Dec. 31,        Dec. 31,        Dec. 31,        Dec. 31,
                                                 1995            1994           1995            1994
                                               --------        --------        --------        --------


PRIMARY NET INCOME PER SHARE
    Net income ............................    $ 11,742        $  8,759        $ 18,331        $ 12,573
                                               ========        ========        ========        ========
    Weighted average shares
      outstanding .........................      24,468          23,462          24,357          23,890

    Dilutive effect of outstanding stock
      options (as determined by the
      application of the treasury stock
      method) .............................       1,730             976           2,057           1,010

    Other .................................         (44)            (10)            (39)             (8)
                                               --------        --------        --------        --------

                                                 26,154          24,428          26,375          24,892
                                               ========        ========        ========        ========

    Primary net income per share ..........    $   0.45        $   0.36        $   0.70        $   0.51
                                               ========        ========        ========        ========


FULLY DILUTED NET INCOME PER SHARE*

    Net income ............................    $ 11,742        $  8,759        $ 18,331        $ 12,573
                                               ========        ========        ========        ========

    Weighted average shares
      outstanding .........................      24,468          23,462          24,357          23,890

    Dilutive effect of outstanding stock
      options (as determined by the
      application of the treasury stock
      method) .............................       1,782             986           2,059           1,013

    Other .................................         (41)            (10)            (39)             (8)
                                               --------        --------        --------        --------

                                                 26,209          24,438          26,377          24,895
                                               ========        ========        ========        ========

    Fully diluted net income per
      share ...............................    $   0.45        $   0.36        $   0.69        $   0.51
                                               ========        ========        ========        ========


* This computation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required for all periods under APB Opinion No. 15 because it results in dilution of less than three percent.